Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

INFOSONICS CORPORATION

Jeffrey A. Klausner, Chief Financial Officer
858-373-1600

August 11, 2004

INFOSONICS Q2 REVENUE INCREASES 76 PERCENT; OPERATING INCOME UP 411 PERCENT;
PROFITS INCREASE 370%

SAN DIEGO, CA, August 11, 2004- InfoSonics Corporation (AMEX: IFO), one of the largest distributors of wireless handsets in the United States and Latin America, today announced second quarter and six months’ increases in operating and net income results, including continued growth and strong profitability in its core distribution business.

Joseph Ram, InfoSonics founder and Chief Executive Officer commented, “we have made remarkable strides in the last six months including, completing our initial public offering, extending and increasing our line of credit and strengthening our manufacturing relationships.  For both the second quarter and the first six months of 2004, we have continued our rapid growth in revenue while maintaining strict attention to operational efficiencies and variable costs.  As a result, we have increased profitability at a rate far exceeding growth in net sales”

Units shipped in the quarter ended June 30, 2004 were up 40 percent from a year ago, and average selling prices increased 22% over the same period.  Net income rose to $230,000 ($0.05 per fully diluted share) from $49,000 ($0.01 per fully diluted share), an increase of 370%.  Net sales increased to $18.4 million from $10.5, an increase of 76%.

Summary financial information (unaudited)

	For the Quarter Ended June 30
	2004	2003	Change

Net Sales	$18,413,700	$10,459,063	76%
Gross Profit	$2,020,924	$1,202,967	68%
Operating Income	$389,329	$76,125	411%
Net Income	$229,615	$48,873	370%
Earnings per fully diluted share	$0.05	$0.01	400%

Units shipped in the six months ended June 30, 2004 were up 20% from a year ago, and average selling prices increased 20% over the same period.  Net income rose to $426,000 ($0.10 per fully diluted share) from $186,000 ($0.05 per fully diluted share), an increase of 128%.  Net sales increased to $38.2 million from $26.2, an increase of 46%.

	For the Six Months ended June 30
	2004	2003	Change

Net Sales	$38,150,823	$26,227.696	46%
Gross Profit	$4,062,106	$2,749,231	48%
Operating Income	$752,135	$339,461	122%
Net Income	$425,550	$186,322	128%
Earnings per fully diluted share	$0.10	$0.05	100%

Mr. Ram added, “Also in the first six months of 2004, compelling pricing by manufacturers, network operator promotional activity and the availability of new feature-rich wireless devices at reasonable retail price points, continue to induce current subscribers to upgrade their wireless devices.  As wireless devices continue to become affordable to a larger community of users, and current users continue to upgrade their devices to include the latest options, we believe that the demand will continue to increase.  We have made remarkable strides in the last few months as shown by our 400% year-over-year growth in quarterly operating income.  We acknowledge that as our size increases, this growth rate will be difficult to sustain.  However, we are committed to managing the company towards continuous growth and an upward trajectory.”

In the second quarter of 2004, net sales reached $18.4 million, an increase of 76% compared with $10.5 million in the second quarter 2003.  Units sold rose 40%, and the average selling price rose 22%.

Net income for the second quarter of 2004 was $230,000, or $0.05 per fully diluted share.  This is an increase of 370% compared with net income of $49,000, or $0.01 per fully diluted share, for the second quarter 2003.

Cost of sales in the second quarter of 2004 was $16.4 million, a 77% increase compared with $9.3 million in the second quarter of 2003.

Operating expenses in the second quarter of 2004 were $1.6 million, or 8.9% of sales, as compared with $1.1 million, or 10.8% of sales for the second quarter of 2003.  This increase is primarily due to increased personnel to support the higher sales levels, larger office and warehouse facilities as well as additional costs associated with becoming a publicly traded company.  The decrease of operating expenses as a percentage of revenues reflects management’s ability to leverage operational efficiencies with higher levels of sales.

Income from operations in the second quarter of 2004 was $389,000 an increase of 411% compared with $76,000 for the second quarter 2003.  This increase, in both dollars and as a percentage of net sales, is the result of the increases in net sales and gross margin as well as a decrease in operating expenses as a percentage of net sales, each of which highlight the company’s ability to grow revenues and gross margins while keeping operating expenses under control.

For the six months ended June 30, 2004, net sales were $38.2 million, an increase of 46% compared with $26.2 million for the six months ended June 30, 2003.  This increase was driven primarily by a 20% increase in units sold and a 20% increase in average selling price.

Net income for the six months ended June 30, 2004 was $426,000, or $0.10 per fully diluted share, as compared with $186,000, or $0.05 per fully diluted share, in the same period of the prior year.  The 128% increase is due to increased net sales, increased gross profits and decreased operating expenses as a percentage of net sales.

InfoSonics Corporation will host a conference call today at 11 a.m. EDT to discuss the company’s financial results and achievements and will answer participants’ questions. Representing InfoSonics will be Joseph Ram, Chief Executive Officer, and Jeffrey Klausner, Chief Financial Officer. Those who wish to participate in the conference call may telephone 800-260-8140, or 617-614-3672 for international callers, and entering passcode 70670804 approximately 15 minutes before the call. A digital replay will be available by telephone for two weeks and may be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering passcode 65944686.

About InfoSonics Corporation

InfoSonics is one of the largest distributors of wireless handsets and accessories in the United States and Latin America. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports the manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in the U.S. and Latin America. For additional information, please visit http://www.infosonics.com.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Some of these uncertainties and risks include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers, our ability to maintain commercially feasible margins given significant competition, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. InfoSonics undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. For additional information concerning InfoSonics’ June 30, 2004 financial results, please review the company’s Form 10-Q for the period ended June 30, 2004 that will be filed with the Securities and Exchange Commission (“SEC”).  Readers also should carefully review the risks described in other documents that InfoSonics files from time to time with the (“SEC”), including Amendment No. 6 to the Form S-1 registration statement that was filed with the SEC on May 20, 2004.